Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 2, 2016 and effective as of July 1, 2016 (the “Commencement Date”), by and between Empire Resorts, Inc., a Delaware corporation (the “Company”), and Joseph A. D’Amato (the “Executive”, and the Company and the Executive collectively referred to herein as “the Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue to employ the Executive as Chief Executive Officer of the Company, and to enter into an agreement embodying the terms of such employment (this “Agreement”), and the Executive desires to continue employment with the Company, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises of the Parties contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.            Term.  The term of employment under this Agreement shall be for the period beginning on the Commencement Date and ending on the close of business on June 28, 2019 (the “Term”), or such earlier date upon which the Executive’s employment is terminated by either Party in accordance with the provisions of this Agreement.

2.    Employment.

(a)    Position.  As of the Commencement Date, the Executive shall be employed as Chief Executive Officer and/or such other title or titles as may be granted by the Company. The Executive shall perform such duties and responsibilities as may reasonably be assigned to him from time to time by the Company’s Executive Chairman and the Board of Directors and, in the absence of such assignment, such duties as are customary and commensurate with the position held by the Executive.  The Executive agrees to comply with the Company’s written policies and procedures throughout the Term; provided, however, that if any such policy or procedure conflicts with the terms of this Agreement, the terms of this Agreement shall prevail. The Executive shall report to the Company’s Executive Chairman and Board of Directors.

(b)    Obligations.  The Executive agrees to (i) perform his duties faithfully and devote substantially all of his full business time and attention to the business and affairs of the Company; (ii) devote his skill and ability to promote the interests of the Company; and (iii) carry out his duties in a competent and professional manner. Anything herein to the contrary notwithstanding, nothing shall preclude the Executive from: (i) serving on the boards of directors of trade associations and/or charitable organizations; (ii) engaging in charitable activities and community affairs; and (iii) managing his personal investments and affairs, provided that the activities described in the preceding clauses (i) through (iii) do not materially interfere with the proper performance of his duties and responsibilities hereunder and do not prevent him from devoting substantially all of his full business time and attention to the affairs of the Company.

3.     Base Salary.  The Company agrees to pay or cause to be paid to the Executive during the Term a base salary at the rate of Four Hundred Twenty Five Thousand Dollars ($425,000) per year for the Term which may increase if, in their sole discretion, the Company's Board of Directors (the "Board") shall determine based on a number of factors that the Executive's performance warrants such an increase (the base salary in effect shall be referred to herein as, the “Base Salary”).  Such Base Salary shall be payable, less applicable withholdings and deductions, in accordance with the Company’s reasonable and customary payroll practices applicable to its executive officers.

4.    Bonus.  The Executive shall be eligible to participate in any annual bonus plan maintained by the Company for its senior executives on such terms and conditions as may be determined from time to time by the Compensation Committee of the Board.  The payment of any such bonus shall be in the absolute discretion of the Board and based on a number of factors including but not limited to overall performance and profitability of the Company.

5.    Additional Incentive.

(a)    The Compensation Committee of the Board has previously approved the grant(s) to Executive of options to purchase shares of the Company’s common stock (the “Options”) and shares of restricted common stock (the “Restricted Shares” and, together with the Options, the “Equity Awards”) pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) and the Company’s 2015 Equity Incentive Plan (the “2015 Plan” and, together with the 2005 Plan, the “Plans”)) and may, at the sole discretion of the Board, grant additional Equity Awards under the 2015 Plan.  The terms of existing Equity Awards and any additional Equity Awards shall be as described in the award letter relating to each Equity Award and the terms and conditions of the 2005 Plan or 2015 Plan, as applicable.  Upon the occurrence of a Change in Control (as defined below), the Equity Awards shall be deemed fully vested.  In the event of any conflict between the terms and provisions of this Section 5 and the 2005 Plan or the 2015 Plan, as applicable, the applicable Plan shall govern.

(b)    For the purposes of this Agreement, “Change in Control” shall have the same meaning as in the 2015 Plan.

(c)    Employee Benefits.  The Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Company and made available to senior level executive officers generally and as may be in effect from time to time, including any medical and health plans and any equity-based incentive programs that may be put into place, subject, however, to the terms and conditions of the various plans and programs and subject to the determinations of any person or committee administering such plans and programs. The Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to senior level executive officers of the Company generally.  Such level of benefits shall be at a level commensurate with his position. For the avoidance of doubt, the Company shall be entitled to terminate or reduce any employee benefit enjoyed pursuant to the provision of this Section, if such reduction is applicable to all senior level executives of the Company who are at a level commensurate with Executive’s position. Notwithstanding the foregoing, the Executive will not be eligible to participate in any severance plan of the Company. The Executive severance benefits, if any, are to be solely set forth in Sections Section 9(b)(ii) and (iii).

6.    Other Benefits.

(a)     Vacation.  During each calendar year of the Term, the Executive shall be eligible to accrue paid vacation up to twenty five (25) days in accordance with the Company’s vacation policy for senior level executive officers, as it may be amended from time to time. The Executive agrees that vacation time is to be taken at such time(s) as shall not materially interfere with the Executive’s fulfillment of his duties hereunder.

The Executive shall be entitled to carry forward to the next following calendar year up to twenty five (25) vacation days (the “Carry-forward Vacation Days”); provided, however, the Executive shall solely be entitled to use the Carry-forward Vacation Days for purposes of vacation time and, except as set forth in Section 9 below, shall be entitled to no cash compensation in relation thereto.

(b)     Perquisites. The Executive shall be entitled to perquisites on the same basis as provided to other senior level executive officers at the Company. In addition to the foregoing and Section 7 below, the Executive shall be entitled to the following perquisites. At the end of the Term or on the Termination Date (as defined below), whichever occurs sooner, Executive shall immediately vacate the housing provided pursuant to Section 6(b)(i) and return to the Company the automobile provided pursuant to Section 6(b)(ii) in accordance with the policies and procedures of the Company applicable to all employees.

(i)Housing Allowance. For the Term, the Company shall provide the Executive with furnished housing in Sullivan County, New York that is mutually agreeable to the Company and the Executive. Executive will be responsible for any taxes due on such allowance. In addition, the Executive shall be entitled to reimbursement of reasonable relocation expenses incurred in connection with the relocation to Sullivan County, New York. The Executive shall provide such appropriate documentation regarding these expenses as the Company may reasonably request.

(ii)Automobile. The Company shall lease or purchase an automobile for Executive’s sole and exclusive use, the approximate monthly value of which shall not exceed $1,500. In addition, the Company shall be responsible for the payment of insurance, maintenance, gas and other expenses related to the business use of the automobile (“Car Expenses”) upon receipt of appropriate documentation of such Car Expenses by Executive.

(iii)Key Man Insurance. The Company shall obtain and maintain during the Term a key man life insurance policy to insure Executive with death benefits in the amount of

$1 million for the Executive’s estate and in the amount of $3 million for Company. The Company shall use its commercially reasonable efforts to obtain a life insurance policy to insure Executive with death benefits in the amount of an additional $1 million for the Executive’s estate.

     7.    Expenses.  The Executive shall be reimbursed on not less than a monthly basis for all reasonable, ordinary and necessary expenses incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company (including but not limited to travel costs, dining and entertainment), in each case in accordance with policies established by the Board from time to time in effect and upon receipt of appropriate documentation of such expenses.

8.    Termination.

(a)    Death.  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

(b)    Disability.  If during the Term of this Agreement, Executive becomes physically or mentally unable to perform his duties for the Company hereunder and such incapacity has continued for a total of ninety (90) consecutive days or any one hundred twenty (120) days in a period of three hundred sixty-five (365) consecutive days (“Disability”), then the Company shall have the right to terminate Executive’s employment with the Company upon written notice to Executive.

(c)     Cause.  The Company shall be entitled to terminate the Executive’s employment for “Cause.” For purposes of this Agreement, “Cause” shall mean that the Executive: (i) pleads “guilty” or “no contest” to or is convicted of an act which is defined as a felony under federal or state law or as a crime under federal or state law which involves Executive’s fraud or dishonesty; (ii) in carrying out his duties, engages in conduct that constitutes willful neglect or willful misconduct; provided such plea, conviction, neglect or misconduct results in material economic harm to the Company; (iii) fails to obtain or maintain required licenses in the jurisdiction where the Company currently operates or has plans to operate; (iv) willfully and intentionally fails to perform the material responsibilities of the Executive’s position, (v) engages in an act of dishonesty in the performance of his duties hereunder, (vi) harasses or discriminates against the Company’s employees, customers, or vendors in violation of Company policies with respect to such conduct; (vii) engages in any conduct that is reasonably likely to cause harm to the reputation of the Company; (viii) makes a material disclosure as defined by Section 10(a) or (ix) materially breaches any term of this Agreement.  In the event any of the occurrences in (i) through (ix) above have occurred, the Executive shall be given written notice by the Company of its intention to so terminate his employment, such notice (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and (ii) to be given within sixty (60) days after the Board knew of such acts or failures to act.  In the event such notice is timely given by the Company, the Executive shall have thirty (30) days after the date that the notice is given in which to cure such conduct, to the extent such cure is possible.  For the avoidance of doubt, any of the occurrences constituting Cause set forth in clauses (i), (ii) and (v) above cannot be cured.  No act or failure to act on Executive’s part will be considered “willful”

unless done, or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interests of the Company.

(d)    Good Reason.  The Executive may terminate his employment hereunder for “Good Reason”, which is defined to include the following events arising without the consent of the Executive: (A) a material diminution in the Executive’s Base Salary (unless such diminution is part of an across-the-board diminution affecting all senior officers of the Company equally); (B) a material diminution in the Executive’s title, authority, duties or responsibilities (including reporting responsibilities); (C) a material diminution in the authority, duties and responsibilities of the person to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee, other than the Executive Chairman, instead of reporting directly to the Executive Chairman and the Board; (D) a material diminution in the budget over which the Executive retains authority; (E) a material change in the geographic location at which the Executive must perform his duties and responsibilities for the Company; or (F) any other action or inaction that constitutes a material breach of the terms of this Agreement.  In the event any of the occurrences in (A) through (F) above have occurred, the Company shall be given written notice by the Executive of his intention to so terminate his employment, such notice; (i) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based and (ii) to be given within thirty (30) days after the Executive knew of such acts or failures to act.  In the event such notice is timely given by the Executive, the Company shall have thirty (30) days after the date that the notice is given in which to cure such conduct, to the extent such cure is possible. In the event of the occurrence of an event described in (A) through (F) above, which event remains uncured after the Company has received written notice of Executive’s intention to terminate his employment to the Company, the Executive shall have sixty (60) days from the initial existence of the event(s) that constitute the grounds on which the proposed termination for Good Reason is based to terminate his employment for Good Reason.

(e)    Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause at any time and for any reason (or for no reason) in the Company’s sole discretion by giving the Executive a Notice of Termination (as defined below).  Such termination shall not be deemed a breach of this Agreement.

(f)    Voluntary.  Notwithstanding anything contained elsewhere in this Agreement to the contrary, the Executive may terminate his employment hereunder at any time and for any reason whatsoever (or for no reason) in the Executive’s sole discretion by giving the Company a Notice of Termination (as defined below).  Such termination shall not be deemed a breach of this Agreement.

(g)    Notice of Termination.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision of this Agreement relied upon and which sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination of employment which requires a Notice of Termination shall be effective without such Notice of Termination.  The

Termination Date (as defined below) specified in such Notice of Termination shall be no less than thirty (30) days from the date the Notice of Termination is given.

(h)    Termination Date.  “Termination Date” shall mean the date of the termination of the Executive’s employment with the Company and specifically (i) in the case of the Executive’s death, his date of death; (ii) in the case of a termination of the Executive’s employment for Cause, the relevant date specified in Section 8(c) of this Agreement; (iii) in the case of a termination of the Executive’s employment for Good Reason, the relevant date specified in Section 8(d) of this Agreement; (iv) in the case of the expiration of the Term of this Agreement in accordance with Section 1, the date of such expiration; and (v) in all other cases, the date specified in the Notice of Termination.

9.    Compensation Upon Termination of Employment.

(a)    At End of Term; For Cause; Without Good Reason.  If during the Term of this Agreement, the Executive’s employment under this Agreement is terminated by the Company for Cause or by the Executive without Good Reason (and other than by reason of the Executive’s death or Disability), or at the end of the Term, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts earned hereunder but not paid as of the Termination Date:

(i)          the Executive’s Base Salary through the Termination Date;

(ii)         reimbursement of any and all reasonable, ordinary, and necessary expenses incurred in connection with the Executive’s duties and responsibilities under this Agreement and for which the Company received appropriate documentation prior to the Termination Date;

(iii)       any benefits to which Executive may be entitled to under the plans and programs described in Section 5(c) as of the Termination Date in accordance with the terms of such plans and programs; and

(iv)	reimbursement for any unused vacation time in the current calendar year granted pursuant to Section 6(a) and any Carry-forward Vacation Days outstanding.

Subsections (i) through (iv) shall be referred to collectively as the “Accrued Obligation.”

(b)    Without Cause or for Good Reason.  If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts:

(i)          the Accrued Obligation;

(ii)         a pro-rata portion (based on the days worked by the Executive during the applicable year) of any bonus awarded pursuant to any annual bonus plan maintained by the Company for its senior executives to which the Executive would have been entitled had he not been terminated, which shall be paid at such time as other participants in the bonus plan are paid their respective bonuses in respect of that fiscal year, but no later than March 15 of the calendar year following the Termination Date;

(iii)        The Executive’s Base Salary for the following period (the “Salary Continuation Period”): (A) in the event that Executive’s employment hereunder is terminated prior to the occurrence of a Change in Control, the lesser of (x) eighteen (18) months following such termination or (y) the remaining duration of the Term; or (B) in the event that Executive’s employment hereunder is terminated on or following the occurrence of a Change in Control, the greater of (x) twenty four (24) months following such termination or (y) the remaining duration of the Term; in each instance such amount payable in equal installments in accordance with the Company’s payroll practices applicable to its executive officers which payments shall commence on the earlier of the first payroll date following the 75th day after the Termination Date, or thirty (30) days after the effective date of the Release referenced below in Section 9(g).  The first payment pursuant to this Section 9(b)(iii) shall include those payments that would have previously been paid if the payments described in this Section had begun on the first payroll date following the Termination Date.  This timing of the commencement of payments pursuant to this Section 9(b)(iii) is subject to Section 11 below; and

(iv)       that portion of any Equity Awards that is unvested on the Termination Date shall be deemed vested on the Termination Date and Options shall remain outstanding through the remainder of the original term of such Options.

(c)    Disability.  If the Executive’s employment hereunder is terminated by the Company by reason of the Executive’s Disability, the Company’s sole obligation hereunder shall be to pay the Executive the following amounts:

(i)          the Accrued Obligation; and

(ii)         any accrued benefits under the Company’s regular and any supplemental long-term disability plan or plans; and

(iii)        that portion of any Equity Awards that is unvested on the Termination Date shall be deemed vested on the Termination Date and Options shall remain outstanding through the remainder of the original term of such Options.

(d)    Death.  If the Executive’s employment hereunder is terminated due to his death, the Company’s sole obligation hereunder shall be to pay the Accrued Obligation to the person or persons designated in writing by the Executive to receive such payment, or if no such designation was made, to the Executive’s estate.  In addition, that portion of any Equity Awards that is unvested on the Termination Date shall be deemed vested on the Termination Date and Options shall remain outstanding through the remainder of the original term of such Options.

(e)    Continuation of Employee Benefits.  Notwithstanding anything to the contrary, in addition to any amounts payable in the event of a termination under Section 9(b), the Company, the Company shall fully subsidize the cost of all Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premiums during the Salary Continuation Period and the Company shall continue to provide the Executive, during the Salary Continuation Period with any other benefits set forth under Section 5(c) as though the Executive’s employment had not terminated (to the extent such coverage may be continued under the terms of such plans and programs and exclusive of participation in any Section 401(k) Plan or any other plans for severance benefits). In accordance with the applicable provisions of COBRA, the Executive may continue COBRA coverage at the Executive’s sole cost for any remaining COBRA period after the Salary Continuation Period. Notwithstanding the foregoing and subject to Executive’s group health plan coverage continuation rights under COBRA, the Company’s obligation to provide the continuation of benefits under this Section shall be reduced to the extent the same types are received or made available to Executive under the plans, programs or arrangements of a subsequent employer or is otherwise received by Executive during such period. The Executive shall have the obligation to notify the Company, during the Salary Continuation Period, that he is eligible for, entitled to or receiving such benefits from a subsequent employer or is otherwise receiving such benefits.

(f)    No Mitigation; No Offset.  In the event of any termination of his employment hereunder, the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment, except as provided in Section 9(e) of this Agreement.

(g)    Release.   Any other provisions of this Agreement notwithstanding, Section 9(b)(ii) and (iii) shall not apply unless and until: (i) Executive has executed and delivered a full and complete general release of all claims in such form as is reasonably requested by the Company which Executive has not revoked in any time frame provided in the general release; and (ii) Executive has returned all the Company’s property. Any obligation on the part of the Company for payments pursuant to Section 9(b)(ii) and (iii), shall cease if the Executive is in violation of the provisions of Section 10 below.

(h)     Timing of Payments.  Other than the benefits provided for in Section 9(e) above, unless otherwise specifically indicated herein, the payments provided for in this Section 9 shall begin within ninety (90) days of the termination of the Executive’s employment with the Company provided the Executive has not revoked acceptance of the releases set forth in Section 9(g).

(i)    Limitation on Benefits.  Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between the Company and the Executive (collectively, the “Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 9(i), would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be reduced to the extent that such reduction would result in after-tax payments and benefits to the Executive that exceed the after-tax payments and benefits to which the Executive be entitled without such reduction. Any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes and the Executive agrees not to take any position (in any tax return or otherwise) inconsistent with determination.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely in reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.  If the limitation set forth in this Section 9(i) is applied to reduce an amount payable to the Executive, and the Internal Revenue Service successfully asserts that, despite the reduction, the Executive has nonetheless received payments which are in excess of the maximum amount that could have been paid to the Executive without being subjected to any excise tax, then, unless it would be unlawful for the Company to make such a loan or similar extension of credit to the Executive, the Executive may repay such excess amount to the Company as though such amount constituted a loan to the Executive made at the date of payment of such excess amount, bearing interest at 120% of the applicable federal rate (as determined under Section 1274(d) of the Code in respect of such loan).

(j)    Valuation of Non-Competition Obligations.  The Company shall make reasonable efforts to cooperate with the Executive with regard to the value for tax purposes of the Executive’s non-competition obligations under this Agreement.

10.    Employee Covenants.

(a)    Unauthorized Disclosure.  The Executive shall not, during the Term of this Agreement and thereafter, make any Unauthorized Disclosure (as defined below).  For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties hereunder, of any confidential information relating to the business or prospects of the Company, including, but not limited to, any information with respect to any of the Company’s customers, products, finances or financial projections, methods of distribution, strategies, business and marketing plans and business policies and practices, including information disclosed to the Company by others under agreements to hold such information confidential (the “Confidential Information”).  Notwithstanding the foregoing, the Executive may disclose Confidential Information (i) to the extent such disclosure is or may be required by law, but only after providing (A) notice to the Company of any third party’s request for such information, which notice shall include the Executive’s intent with respect to such request, and (B) to the extent possible under the circumstances, sufficient opportunity for the Company to challenge or limit the scope of the disclosure, or (ii) in confidence to an attorney, accountant or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters, provided that such attorney or other advisor agrees to observe these confidentiality provisions.  Confidential Information shall not include the use or disclosure by the Executive of any information known generally to the public or known within the Company’s trade or industry (other than as a result of any direct or indirect action or inaction by the Executive or any disclosure by the Executive in violation of this Section 10(a)).  This confidentiality covenant has no temporal, geographical or territorial restriction.

(b)    Non-Competition.  The Executive shall not, during the Term of this Agreement and during the Non-Competition Period (as defined below), directly or indirectly, without the prior written consent of the Board, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (as a stockholder, partner, or otherwise) any business competing with, or substantially similar to, the businesses of Company and its present and future subsidiaries, joint ventures, partners or other affiliates (except that affiliates that are in a business unrelated to the Company’s business shall not be included)(the “Empire Companies”), as such businesses exist within 100 miles of the location in which any such entity conducts, or is actively investigating the possibility of conducting, its businesses as of the beginning of the Non-Competition Period.  Notwithstanding the foregoing, the provisions of this Section 10(b) shall not be deemed to prohibit the Executive’s ownership of up to 2% of the total shares of all classes of stock outstanding of any publicly held company.

(c)    Non-Solicitation.  During the period from the termination of the Executive’s employment with the Company through the one year anniversary of the date of termination, the Executive shall not, directly or indirectly, alone or in conjunction with another person, (i) hire, solicit, retain, compensate or otherwise induce or attempt to induce any individual who is an employee of any of the Empire Companies, to leave the employ of the Empire Companies or in any way interfere with the relationship between any of the Empire Companies and any employee thereof, (ii) hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other business relation of any of the Empire Companies if such action by the Executive would have a material adverse effect on the business, assets or financial condition of any of the Empire Companies, or materially interfere with the relationship between any such person or entity and any of the Empire Companies, or (iii) solicit or accept business from any customer of any of the Empire Companies.  In connection with the foregoing provisions of this Section 10, the Executive represents that his experience, capabilities and circumstances are such that such provisions will not prevent him from earning a livelihood.  The Executive further agrees that the limitations set forth in this Section 10 (including, without limitation, time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Empire Companies.

(d)    Non-Competition Period.  For purposes of this Agreement, the “Non-Competition Period” means the period from the termination of the Executive’s employment with the Company through (i) in the case of a termination without Cause by the Company, the end of the Salary Continuation Period, (ii) in the case of a voluntary termination by the Executive without Good Reason, one (1) year following the date of such termination, (iii) in the case of Executive terminating his employment for Good Reason, the end of the Salary Continuation Period (iv) in the case of a termination by the Company with Cause, for one (1) year following such termination and (v) in the case of the expiration of the Term, for three (3) months following the expiration of the Term.

(e)    Remedies.  The Executive agrees that any breach of the terms of this Section 10 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law.  The Executive therefore also agrees that in the event of said breach or any threat of such a breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach or continued breach by the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity.  The Executive and the Company further agree that the provisions of the covenants not to compete and solicit in this Section 10 are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein.  Should a court determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the Parties agree that such covenants should be interpreted and enforced to the maximum extent which such court deems reasonable and such determination shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. The existence of a claim, charge, or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing confidentiality, non-competition, and non solicitation sections.

11.    Section 409A.  It is the intention of the Parties that this Agreement be exempt from or comply strictly with the provisions of Section 409A of the Code, and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”) and any ambiguity herein shall be interpreted so as to be consistent with the intent of this paragraph.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A. Notwithstanding anything contained herein to the contrary, all payments and benefits which are payable upon a termination of employment hereunder shall be paid or provided only upon those terminations of employment that constitute a “separation from service” from the Company within the meaning of the 409A Rules (determined after applying the presumption set forth in Treas. Reg. Section 1.09A-1(h)(1)).  Further, to the extent the Executive is a specified employee under the 409A Rules at the time of a termination of employment and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated recognition of income or additional tax under Section 409A, then the Company will defer the commencement of any payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Executive) until the date that is at least six (6) months following the Executive’s termination of employment with the Company (or the earliest date permitted under Section 409A Rules, e.g., immediately upon the Executive’s death), whereupon the Company will promptly pay the Executive a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Executive under this Agreement during the period in which such payments or benefits were deferred.   Thereafter, the normal schedule for the remaining payments will commence.  Notwithstanding anything to the contrary in this Agreement, reimbursement payments shall be promptly made to the Executive following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall the Executive be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.

Additionally, in the event that following the date hereof, the Company or the Executive reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 09A, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A Rules and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A Rules.

12.    Withholding of Taxes.  The Company may take such actions as are reasonably appropriate or consistent with applicable law and the Plans in connection with any compensation paid pursuant to this Agreement with respect to the withholding of any taxes (including income or employment taxes) or any other tax matters, including, but not limited to, requiring the Executive to furnish to the Company any applicable withholding taxes prior to the vesting of Restricted Shares or the issuance of common stock upon exercise of an Option.

13.     Indemnification; Insurance; Limitation of Liability.

(a)    The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company’s certificate of incorporation, by-laws or resolutions of the Board against all cost, expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all costs and expenses incurred by him in connection with a Proceeding within a reasonable time after submission of reasonable documentation of such costs and expenses.  Such request shall include an undertaking by the Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled by law to be indemnified against such costs and expenses.

(b)    Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any Proceeding concerning payment of amounts claimed by the Executive under Section 13(a) above that indemnification of the Executive is proper because he has met the applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met such applicable standard of conduct, shall create a presumption in any judicial proceeding that the Executive has not met the applicable standard of conduct.

(c)    The Company agrees to continue and maintain director’s and officer’s liability insurance policy covering the Executive, until such time as actions against the Executive are no longer permitted by law, with terms and conditions no less favorable than the most favorable coverage then applying to any other senior level executive officer or director of the Company.

14.    Representations.

(a)     The Executive represents and warrants that he has the free and unfettered right to enter into this Agreement and to perform his obligations under it and that he knows of no agreement between him and any other person, firm or organization, or any law or regulation, that would be violated by the performance of his obligations under this Agreement. The Executive represents that in connection with the Executive’s employment with the Company, the Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which a prior employer or company has any right, title or interest and your employment with the Company will not infringe or violate the rights of any prior employer or company. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer, other than confidential information that has become generally known to the public or within the relevant trade industry.

(b)    The Company represents and warrants that it is validly existing and in good standing under the laws of the State of Delaware and is registered or qualified to conduct business in all other jurisdictions in which the failure to be so registered or qualified would adversely affect the ability of the Company to perform its obligations under this Agreement.  The Company has taken all company action required to execute, deliver and perform this Agreement and to make all of the provisions of this Agreement the valid and enforceable obligations they purport to be and has caused this Agreement to be executed by a duly authorized officer of the Company.  All consents and approvals by any third party required to be obtained by the Company in order for it to be authorized to enter into and consummate this Agreement have been obtained and no further third party approvals or consents are required to consummate this Agreement. Execution and delivery of this Agreement and all related documents, and performance of the obligations hereunder by the Company do not conflict with any provision of any law or regulation to which the Company or any of its affiliates are subject, conflict with or result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company or any of its affiliates are a party or by which the Company is bound or any order or decree applicable to the Company, or result in the creation or imposition of any lien on any assets or property of the Company, and/or which would materially and adversely affect the ability of the Company to perform its obligations under this Agreement. The Company has obtained all consents, approvals, authorizations or orders of any court or governmental agency or body, if any, required for the execution, delivery and performance by the Company of this Agreement.

15.    Successors and Assigns.

(a)    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  The term “the Company” as used herein shall include any such successors and assigns.  The term “successors” and “assigns” as used herein shall mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(b)    Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.

16.    Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service or facsimile is used, and addressed as follows:

To the Executive:

Joseph A. D’Amato,

at the address in the payroll records of the Company

To the Company:

Empire Resorts, Inc.
c/o Monticello Casino and Raceway, Route 17B
P.O. Box 5013
Monticello, New York 12701
Attention: Nanette L. Horner, Chief Counsel

17.    Survivorship.  Except as otherwise set forth in this Agreement, the respective rights and obligations of the Executive and the Company hereunder shall survive any termination of the Executive’s employment.

18.    Waiver.  The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.  The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  Any waiver must be in writing and signed by the Executive and the Company.

19.     Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the conflict of law principles thereof.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any state or federal court in New York County.

20.    Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

21.    Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to the subject matter hereof.  This Agreement may be executed in one or more counterparts.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

EMPIRE RESORTS, INC.

By: /s/ Emanuel R. Pearlman
Name: Emanuel R. Pearlman
Title: Executive Chairman of the Board

EXECUTIVE:

/s/ Joseph A. D’Amato

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